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EXHIBIT 99.01

                                                           FOR IMMEDIATE RELEASE


GOODMARK FOODS AND CONAGRA HAVE DEFINITIVE AGREEMENT FOR
GOODMARK TO MERGE WITH CONAGRA

Omaha, Neb., and Raleigh, N.C., June 18, 1998 -- ConAgra, Inc. (NYSE: CAG) and GoodMark Foods, Inc. (Nasdaq/NM:GDMK) today jointly announced that the boards of directors of the two companies have approved a definitive agreement for GoodMark Foods, the maker of Slim Jim(R) meat snacks, to merge with ConAgra. The merger is subject to approval by GoodMark Foods' shareholders, standard regulatory review and other normal conditions.

         The agreement calls for ConAgra to exchange from .9449 to 1.0811 shares of ConAgra common stock for each share of GoodMark Foods common stock, valued at $30.00 per share. The final exchange ratio will be based on the average market closing price of ConAgra's common stock, in a range limited to $27.75 to $31.75 per share, during the ten trading days ending five trading days before the merger is consummated. At the midpoint of the exchange ratio range, equivalent to $29.75 per share of ConAgra common stock, ConAgra would issue approximately
7.26 million shares of common stock for GoodMark Foods' 7.2 million shares of common stock in a transaction expected to be tax free for GoodMark shareholders. ConAgra also would convert any remaining unexercised GoodMark stock options to ConAgra stock options at the same exchange ratio; GoodMark currently has 563,000 options outstanding.

         In connection with the merger agreement, Ron E. Doggett, GoodMark Foods' chairman and chief executive officer, and certain of his family members and trusts created by him, and four GoodMark officers entered into agreements that their approximately 34 percent of GoodMark's outstanding common stock will be voted in favor of the merger.

         Mr. Doggett commented, "This agreement offers our shareholders excellent value now and continued participation in GoodMark's future as part of ConAgra, a highly successful food company with a great record. I believe ConAgra offers GoodMark the best of both worlds - an entrepreneurial culture where our company can continue to thrive and grow, and the resources to support and enhance GoodMark's continued growth. In other words, we've found a good home for our people and GoodMark's future."

         Bruce Rohde, ConAgra's president and chief executive officer, said, "We've respected the GoodMark people for many years. They've built a great company with leadership in a fast-growing sector of the snacks market. Their business, brand power and aspirations fit exceptionally well with ConAgra's branded-products strength and commitment to aggressive growth. We look forward to welcoming them to ConAgra's family."

         GoodMark's shareholders will be asked to vote on the merger at a special meeting of shareholders that GoodMark will announce in the near future. If approved by GoodMark's shareholders, GoodMark and ConAgra expect to complete the merger soon after the special shareholders' meeting.

         Raleigh-based GoodMark Foods is a leading producer and marketer of branded meat snacks. Its principal brands include Slim Jim(R), Penrose(R) and Pemmican(R) meat snacks and Andy Capp's(R) grain snacks. GoodMark's annual sales are about $170 million.

         Omaha-based ConAgra is a diversified international food company with operations spanning the food chain from crop inputs to branded consumer products. The addition of GoodMark's Slim Jim(R) brand would raise from 21 to 22 the number of ConAgra brands with annual retail sales exceeding $100 million. ConAgra's total annual sales are about $24 billion.

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